SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                          FORM 8 - K/A


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 1, 1999


              THE READER'S DIGEST ASSOCIATION, INC.
     (Exact name of registrant as specified in its charter)


        Delaware               1-10434            13-1726769
     (State or other       (Commission File    (I.R.S. Employer
     jurisdiction of           Number)       Identification No.)
    incorporation or
      organization)


           Pleasantville, New York          10570-7000
       (Address of principal executive      (Zip Code)
                  offices)


       Registrant's telephone number, including area code:
                         (914) 238-1000



                                               Page 1 of 49 pages

Item 2.   Acquisition or Disposition of Assets.

     As previously reported, in October 1999, pursuant to the terms of the Stock Purchase Agreement dated as of August 25, 1999 by and among The Reader's Digest Association, Inc. ("Reader's Digest"), Books Are Fun, Ltd. ("Books Are Fun") and the other parties listed therein, Reader's Digest completed the acquisition of all of the outstanding stock and other equity interests of Books Are Fun from Earl Kaplan; Equity Group Investments, Inc., an investment firm controlled by Samuel Zell; and certain other existing equity holders, for approximately $380 million in cash, including the repayment of existing debt, and before any working capital adjustments (the "Purchase Price"). The Purchase Price was determined by negotiation among the parties and was financed through a combination of cash on hand and $120 million in borrowings by Reader's Digest under its principal revolving credit facility with a syndicate of banks. The names of the banks are not included in this document, but have been filed with the Securities and Exchange Commission as part of Exhibit 10.19 to Reader's Digest's 1999 Annual Report on Form 10-K for the year ended June 30, 1999. The acquisition includes the new Books Are Fun principal operating facilities in Fairfield, Iowa, which Reader's Digest intends to maintain.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Reader's Digest hereby amends its Current Report on Form 8-K, dated October 7, 1999. The Financial Statements of Business Acquired and Pro Forma Condensed Financial Information have been amended to include:

  Historical unaudited financial information of Books Are Fun as of October 1, 1999 and for the nine-months ended October 1, 1999 and September 26, 1998.

  Amended unaudited pro forma condensed financial information of the combined entities of Reader's Digest and Books Are Fun for the twelve-months ended June 30, 1999.

  Unaudited pro forma condensed financial information of the combined entities of Reader's Digest and Books Are Fun as of and for the three-months ended September 30, 1999.


(a)  Financial Statements of Business Acquired:

     The following audited financial information of Books Are Fun as of December 31, 1998 and the year then ended are included as
Exhibit 99.1 to this 8-K/A:

     Report of Independent Auditors.

     Balance Sheet.

     Statement of Operations.

     Statement of Stockholders' Equity (Deficit).

     Statement of Cash Flows.

     Notes to Financial Statements.

     The following unaudited interim financial information of Books Are Fun as of June 26, 1999 and for the six-months ended
June 26, 1999 and June 27, 1998 are included as Exhibit 99.2 to this 8-K/A:

     Balance Sheet.

     Statements of Operations.

     Statements of Cash Flows.

     Notes to Financial Statements.

     The following unaudited interim financial information of Books Are Fun as of October 1, 1999 and for the nine-months ended
October 1, 1999 and September 26, 1998 are included as Exhibit
99.3 to this 8-K/A:

     Balance Sheet.

     Statements of Operations.

     Statements of Cash Flows.

     Notes to Financial Statements.


(b)  Pro Forma Condensed Financial Information:

     The following unaudited pro forma condensed financial information of the combined entities of Reader's Digest and Books
Are Fun are included as exhibits to this 8-K/A:

  Amended unaudited pro forma condensed financial information of the combined entities of Reader's Digest and Books Are Fun for the twelve-months ended June 30, 1999, included as Exhibit 99.4.

  Condensed Statement of Income.

  Notes to Unaudited Pro Forma Condensed Financial Information.

  Unaudited pro forma condensed financial information of the combined entities of Reader's Digest and Books Are Fun as of and for the three-months ended September 30, 1999, included as
  Exhibit 99.5.

  Condensed Balance Sheet.

  Condensed Statement of Income.

  Notes to Unaudited Pro Forma Condensed Financial Information.


    The unaudited pro forma condensed financial information is based on the historical consolidated financial statements of Reader's Digest and Books Are Fun for the respective periods. Such historical information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the combined results, and (iii) factually supportable. This information should be read in conjunction with the separate historical financial statements and accompanying notes of Reader's Digest included in Reader's Digest's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 16, 1999 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 filed on November 3, 1999.

     The unaudited pro forma condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies.

     The pro forma financial information was prepared using the purchase method of accounting with Reader's Digest treated as the acquirer. The purchase accounting adjustments made for pro forma purposes are preliminary and have been made solely for purposes of developing pro forma financial information. Reader's Digest is in the process of determining the fair value of certain assets and liabilities. The allocation of the excess purchase price to identified intangibles and goodwill is subject to change pending completion of the analysis. The impact of these changes could be significant.


(c)  Exhibits

  Exhibit No.                   Description

     2.1 Stock Purchase Agreement dated August 25, 1999 by and among The Reader's Digest Association, Inc., Books Are Fun, Ltd. and the other parties listed therein, filed as
                    Exhibit 10.28 to the registrant's 1999 Annual Report on Form 10-K for the year ended June 30, 1999.

     23.1           Consent of Ernst and Young LLP.

     99.1 Books Are Fun, Ltd. audited financial results and other information as of and for the year ended December 31, 1998.

     99.2           Books Are Fun, Ltd. unaudited financial
                    results and other information as of June 26, 1999 and for the six-months ended June 26, 1999 and June 27, 1998.

     99.3           Books Are Fun, Ltd. unaudited financial
                    results and other information as of October
                    1, 1999 and for the nine-months ended October
                    1, 1999 and September 26, 1998.

     99.4 Amended Reader's Digest Association, Inc., unaudited pro forma condensed financial results for the twelve-months ended June 30, 1999.

     99.5 Reader's Digest Association, Inc., unaudited pro forma condensed financial results as of and for the three-months ended September 30, 1999.


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           THE READER'S DIGEST ASSOCIATION, INC.
                                        (Registrant)


Date:  November 9, 1999

                             /s/GEORGE S. SCIMONE
                             George S. Scimone
                             Senior Vice President and Chief
                             Financial Officer
                             (and authorized signatory)




                          EXHIBIT INDEX



  Exhibit No.                   Description

   2.1         Stock Purchase Agreement dated August 25,
               1999 by and among The Reader's Digest Association, Inc., Books Are Fun, Ltd. and the other parties listed therein, filed as Exhibit 10.28 to the registrant's 1999 Annual Report on Form 10-K for the year ended June 30, 1999.

  23.1         Consent of Ernst and Young LLP.

  99.1 Books Are Fun, Ltd. audited financial results and other information as of and for the year ended
               December 31, 1998.

  99.2         Books Are Fun, Ltd. unaudited financial
               results and other information as of June 26, 1999 and for the six-months ended June 26, 1999 and June 27, 1998.

  99.3         Books Are Fun, Ltd. unaudited financial
               results and other information as of October 1, 1999 and for the nine-months ended October 1, 1999 and September 26, 1998.

  99.4 Amended Reader's Digest Association, Inc., unaudited pro forma condensed financial results for the twelve-months ended June 30, 1999.

  99.5 Reader's Digest Association, Inc., unaudited pro forma condensed financial results as of and for the three-months ended September 30, 1999.



                 Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 33-37434, 33-56883 and 333-57789) of
The Reader's Digest Association, Inc. of our report dated January 25, 1999, with respect to the financial statements of Books Are Fun, Ltd. included in this Current Report on Form 8-K/A of The Reader's Digest Association, Inc. dated November 9, 1999.


                                        /S/ ERNST & YOUNG LLP
                                            ERNST & YOUNG LLP

Des Moines, Iowa
November 9, 1999



                       Books Are Fun, Ltd.

                  Index to Financial Statements






Financial Statements of Books Are Fun, Ltd.

 Report of Independent Auditors                                     2

 Balance Sheet as of December 31, 1998                              3

 Statement of Operations for the year ended December 31, 1998       5

 Statement of Stockholders' Equity (Deficit) for the year
  ended December 31, 1998                                           6

 Statement of Cash Flows for the year ended December 31, 1998       7

 Notes to Financial Statements                                      8




                 Report of Independent Auditors


The Board of Directors
Books Are Fun, Ltd.


We have audited the accompanying balance sheet of Books Are Fun, Ltd. as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Books Are Fun, Ltd. at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        /S/ ERNST &  YOUNG LLP
                                            ERNST & YOUNG LLP

Des Moines, Iowa
January 25, 1999



                       Books Are Fun, Ltd.

                          Balance Sheet

                        December 31, 1998





Assets (Note 3)
Current assets:
Cash and cash equivalents                             $  4,451,431
Accounts receivable, less allowance for doubtful
accounts of $659,000                                     5,183,126
Inventories                                             36,930,786
Deferred income taxes (Note 7)                             580,000
Prepaid expenses and other current assets                  730,779
Total current assets                                    47,876,122

Property and equipment, at cost:
Land                                                       206,734
Building and improvements                                1,803,230
Furniture, fixtures and equipment                        2,994,442
Construction in progress (Note 4)                        1,766,764
                                                         6,771,170
Less accumulated depreciation                           (1,510,475)
                                                         5,260,695

Deferred financing costs, less accumulated
amortization of $397,356                                 1,088,183

Deferred income taxes (Note 7)                           2,473,000

Other assets                                                10,282

Total assets                                           $56,708,282


                       Books Are Fun, Ltd.

                    Balance Sheet (continued)

                        December 31, 1998


Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable                                           $14,065,294
Accrued expenses                                             7,348,011
Income taxes payable                                         5,486,644
Current portion of long-term debt (Note 3)                  10,050,000
Total current liabilities                                   36,949,949

Long-term debt, less current portion (Notes 2 and 3)        82,850,000

Commitments (Note 4)

Redeemable common and preferred stock purchase
warrants (Note 5)                                            3,743,600

Stockholders' equity (deficit) (Notes 2, 3, 6 and 8):

 Participating preferred stock, stated at fair value
 at issuance date, $.01 par value; 100,000 shares
 authorized, 54,294.874 shares issued
 and outstanding, aggregate preference value of
 approximately $64,015,000                                  60,081,632

 Common stock, $.01 par value; 3,000,000 shares
 authorized, 906,740 shares issued and outstanding               9,607

 Non-voting common stock, $.01 par value; 250,000
 shares authorized,154,444 shares issued
 and outstanding                                                 1,544

 Additional paid-in capital                                  5,803,862

 Accumulated other comprehensive loss - foreign
 currency translation adjustment                              (493,651)

 Retained earnings (deficit)                              (132,237,721)
Total stockholders' equity (deficit)                       (66,835,267)
Total liabilities and stockholders' equity (deficit)      $ 56,708,282



See accompanying notes.


                       Books Are Fun, Ltd.

                     Statement of Operations

                  Year ended December 31, 1998




Net sales                                         $178,017,433
Cost of sales                                       80,262,051
Gross profit                                        97,755,382

Selling, general and administrative expenses        63,614,491
Stock option expense (Note 8)                          546,891
Operating income                                    33,594,000

Interest expense                                    (9,127,829)
Interest income                                        120,280
Income before income taxes and extraordinary item   24,586,451

Income tax expense (Note 7)                          9,842,000
Income before extraordinary item                    14,744,451

Extraordinary loss on debt refinancing, net of
income tax benefit of $742,000 (Note 3)             (1,189,095)

Net income                                          13,555,356

Less:
Preferred stock dividends (Note 6)                (6,021,000)
Accretion of redeemable warrants (Note 5)         (2,160,295)
Net income applicable to common stockholders      $5,374,061


See accompanying notes.


                       Books Are Fun, Ltd.

           Statement of Stockholders' Equity (Deficit)

                  Year ended December 31, 1998


[CAPTION]

                                                                               Accumulated
                                                                               Other            Retained
                                       Preferred    Common       Additional    Comprehensive    Earnings
                                       Stock        Stock        Paid-In       Loss             (Deficit)        Total
                                                                 Capital
Balance at January 1, 1998
  (Note 2)                             $60,081,632  $    -      $5,267,582     $(151,845)       $(143,632,782)   $(78,435,413)

Effect of stock split (Note 6)           -          10,611        (10,611)             -                    -               -
Recognition of stock option
compensation (Note 8)                    -               -        546,891              -                    -         546,891
Accretion of redeemable
 warrants (Note 5)                       -               -             -               -          (2,160,295)      (2,160,295)
Comprehensive income (loss):
  Net income for 1998                    -               -             -               -          13,555,356       13,555,356
Adjustment from foreign currency
  translation                            -               -             -        (341,806)                  -         (341,806)
Total comprehensive income                                                                        13,213,550

Balance at December 31, 1998           $60,081,632  $10,611     $5,803,86      $(493,651)      $(132,237,721)    $(66,835,267)


See accompanying notes.

                       Books Are Fun, Ltd.

                     Statement of Cash Flows

                  Year ended December 31, 1998


Operating activities
Net income                                           $13,555,356
Adjustments to reconcile net income to net cash
provided by operating activities:
Deferred financing costs written off                     247,013
Depreciation and amortization                            780,754
Deferred income taxes                                    129,000
Noncash stock option expense                             546,891
Amortization of debt discount                            123,684
Changes in operating assets and liabilities:
Increase in accounts receivable                         (538,359)
Increase in inventories                              (12,933,131)
Increase in prepaid expenses and other assets           (442,722)
Increase in accounts payable                           1,305,867
Increase in accrued expenses                           6,866,285
Net cash provided by operating activities              9,640,638

Investing activities
Purchases of property and equipment                   (2,610,785)
Proceeds from sale of property and equipment              10,509
Net cash used by investing activities                 (2,600,276)

Financing activities
Proceeds from issuance of long-term debt              48,000,000
Payments for deferred financing costs                   (226,387)
Payments of long-term debt                           (56,721,369)
Net cash used by financing activities                 (8,947,756)

Effect of exchange rate changes on cash                 (223,711)
Net decrease in cash and cash equivalents             (2,131,105)

Cash and cash equivalents at beginning of year         6,582,536
Cash and cash equivalents at end of year            $  4,451,431

Supplemental disclosures
Interest paid                                       $  9,676,911
Income taxes paid                                      3,909,883
Noncash financing activities - accretion of            2,160,295
redeemable warrants


See accompanying notes.


                       Books Are Fun, Ltd.

                  Notes to Financial Statements

                        December 31, 1998




1. Summary of Significant Accounting Policies

Organization

Books Are Fun, Ltd. (the "Company", formerly Reading's Fun, Ltd./Books Are Fun, Ltd.) is a display marketer of non-fiction and children's books through independent sales representatives throughout the United States and Canada. The Company purchases from numerous publishers from around the world, none of which is individually a material supplier to the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Concentrations of credit risk with respect to trade receivables are limited due to the number of accounts and their geographic dispersion. The Company performs initial and periodic credit evaluations and generally does not require collateral.

Inventories

Inventories are stated at the lower of average cost or market.

Property and Equipment

Depreciation is provided by the straight-line method over the estimated useful lives of depreciable assets.

Deferred Financing Costs

Deferred financing costs are amortized over the term of the related loans ranging from 6 to 8 years.

1. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company follows the liability method of accounting for income taxes, under which deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax bases of assets and liabilities using enacted marginal tax rates. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period.

Foreign Currency Translation

The Company has operations in Canada and the United Kingdom, and as a result has foreign branch financial statements denominated in Canadian dollars and British pounds. Foreign currency denominated assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. Gains and losses from foreign currency transactions, which have been immaterial, are included in net income for the year. The effects of exchange rate fluctuations on translating foreign currency denominated financial statements into U. S. dollars are accumulated as part of the foreign currency translation adjustment in stockholders' equity.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $228,000 in 1998.

Comprehensive Income

As of January 1, 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. Statement 130 requires the exchange rate effects of translating foreign currency denominated financial statements, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income.

2. Recapitalization

On May 1, 1997, the Company, its shareholders and optionholders, and certain new investors entered into a Recapitalization and Stock Purchase Agreement and various related transactions (the "Recapitalization"). Pursuant to the Recapitalization, the Company borrowed funds under a new senior credit facility (see
Note 3), which were used to pay certain distributions to stockholders and to partially redeem common stock and options from existing holders for cash and a subordinated note for $5 million. Following the redemption, the stockholders of the Company partially exchanged shares of common stock for shares of new participating preferred stock, and the new investors purchased certain common and preferred shares directly from existing shareholders. Proceeds from the new senior credit facility were also used to repay substantially all of the
Company's previously outstanding long-term debt and to pay transaction fees and expenses related to the Recapitalization. Subsequent to the Recapitalization, the new investors owned 50% of the outstanding common and preferred stock.

The transaction was accounted for as a recapitalization and, accordingly, did not impact the historical basis of the Company's assets or liabilities. The Company recorded the aggregate redemption cost of approximately $97.7 million, including fees and expenses, as a charge to 1997 compensation expense for $17.1 million (representing the fair value of redeemed options) and the balance of $80.6 million was charged to stockholders' equity. Preferred stock issued pursuant to the Recapitalization was recorded at its fair value of $60 million resulting in an equivalent charge to retained earnings.


3. Long-Term Debt

Long-term debt at December 31, 1998 consists of the following:

Senior Term Loan A, payable in increasing quarterly
installments through May 2003;
interest at defined rate options (6.91% and 7.04% at             $70,050,000
December 31, 1998).

Senior Term Loan B, payable in increasing quarterly
installments through May 2004;
interest at defined rate options (7.4% and 7.54% at               22,850,000
December 31, 1998).
                                                                  92,900,000
Less amounts due within one year                                 (10,050,000)
Long-term debt, less current portion                             $82,850,000


3. Long-Term Debt (continued)

In October 1998, the Company amended its existing senior bank credit facility increasing the amount available under the term facility to $94.375 million ($71.5 million under Term Loan A and $22.875 million under Term Loan B) and the amount available under the revolving facility to $50 million. Interest on the term and revolving facilities is determined at the Company's option of either a defined base rate plus a margin ranging from 0% to 1.50% or a defined LIBOR plus a margin ranging from 1.0 to 3.0%. The applicable margin percentage is determined based upon the Company's leverage ratio. The senior bank credit facility is secured by all of the assets of the Company and by a pledge of substantially all common and preferred stock.

The senior Term Loan A is payable in graduated quarterly installments increasing from $1,450,000 in 1998 to $5,400,000 in 2002 with the balance due March 2003. The senior Term Loan B is payable in quarterly installments of $25,000 through March 2003, quarterly installments of $5,600,000 payable in June through December 2003, and a final payment of $5,625,000 due March 2004. The revolving facility matures May 2003 and has no scheduled interim payments. Maximum borrowings under the revolving facility are limited to the lesser of $50 million or a defined borrowing base (approximately $32.3 million at December 31, 1998) based on accounts receivable and inventories plus certain defined amounts. The revolving loan requires a fee of 0.5% per annum of the average unused balance, adjustable to 0.375% upon meeting a specified leverage ratio. The Company is required to make prepayments on the term and revolving loans under certain other circumstances, including certain sales of assets or issuance of debt or equity securities. The agreement contains various restrictive covenants including requirements to meet certain financial covenants and restrictions on the payment of dividends.

Proceeds from the amended bank financing in 1998 were used to repay all of the Company's former senior subordinated notes and subordinated note to related parties. As a result of the subordinated debt repayment, the Company paid prepayment premiums of $300,000 and wrote off existing unamortized deferred financing costs of approximately $247,000 and unamortized debt discount of $1,384,000, resulting in an extraordinary loss of $1,189,095 (net of related income tax benefit of $742,000).

The   aggregate  future  maturities  of  long-term  debt  as   of
December 31, 1998 are as follows:

1999                                                $10,050,000
2000                                                 15,100,000
2001                                                 18,750,000
2002                                                 21,150,000
2003                                                 22,225,000
Thereafter                                            5,625,000
                                                    $92,900,000


4. Commitments

The Company leases office space and equipment under operating lease agreements with expiration dates through August 2003. Rental expense for all operating leases was approximately $312,000 in 1998, including $82,000 for aircraft rental with a company controlled by a stockholder. Generally, management expects that leases will be renewed or replaced by other leases in the normal course of operations.

The Company has a management agreement with an affiliate of certain stockholders which provides for a management fee of $150,000 annually and certain transaction fees for possible future investment banking services. Management fee expense in 1998 was $150,000.

The Company anticipates capital expenditures of approximately $10,000,000 in connection with the construction of a new corporate headquarters facility, of which approximately $1,767,000 had been incurred at December 31, 1998 and was included in construction in progress.


5. Redeemable Common and Preferred Stock Purchase Warrants

At December 31, 1998, warrants were outstanding for the purchase of 20,186 and 1,032.783 shares of the Company's non-voting common stock and preferred stock, respectively. Both the common and preferred stock warrants are exercisable at any time prior to May 1, 2007, at no cost to the warrant holder. The number of warrant shares is adjustable under certain circumstances, including the issuance of certain additional equity securities.

Each holder of the warrants may require the Company to redeem all or any portion of the warrants at fair value beginning May 2002 or earlier at the time of certain defined events. The carrying value of the warrants is required to be accreted to the estimated fair value redemption price over the period until the redemption date. In 1998, one of the defined triggering events occurred (the repayment of subordinated debt - see Note 3), therefore the warrant holders may now put the warrants to the Company under the mandatory redemption at any time. Accordingly, the carrying value of the warrants was adjusted to the estimated fair value redemption price with an equivalent charge ($2,160,295) to retained earnings.


6. Stockholders' Equity

In February 1998, the Company effected a 23,914-for-1 stock split of  its  common stock and non-voting common stock,  resulting  in
1,061,184 aggregate common shares outstanding (previously  44.375 shares).

The Company's participating preferred stock has no voting rights and provides for cumulative dividends at an annual rate of 10%, and participates in 20% of any other dividends. No dividends have been declared or paid. Aggregate cumulative preferred dividends in arrears at December 31, 1998 were approximately $9,720,000 ($179.02 per share), including $6,021,000 applicable to 1998. Upon liquidation, holders of preferred stock are paid the liquidation value, as defined, of all outstanding shares plus accrued and unpaid dividends thereon, plus an amount equal to 20% of all remaining assets available to the Company's common shareholders. The holders of preferred stock may cause the Company to repurchase all or any portion of the preferred stock in the event of an IPO, which is solely within the control of the Company. The repurchase price is determined based on the liquidation value of the preferred shares plus 20% of the IPO value of common equity. Any shares which are not repurchased in such an event may, at the option of certain major shareholders, be converted to common shares based on a defined conversion value.

The Company's voting common stock has full voting rights. The Company has also authorized 250,000 shares of non-voting common stock. Holders of non-voting common stock are entitled to convert their shares to common stock, upon the occurrence of certain specified events.

The Company has reserved 521,207 shares of voting common stock for issuance under options and conversion of non-voting common stock. The Company has reserved 20,186 and 1,032.783 shares of non-voting common stock and preferred stock, respectively, for issuance under warrants (see Note 5), and 3,415.929 shares of preferred stock for issuance under options (see Note 8).


7. Income Taxes

Components of income tax expense, including the amount relating to the extraordinary loss, are as follows:

Current expense                                   $8,971,000
Deferred expense                                     129,000
Total income tax expense                          $9,100,000


A reconciliation of income tax expense with the amount computed by applying the statutory federal income tax rate to pretax income or loss is as follows:

Amount based on federal statutory rate            $7,929,000
State income taxes, net of federal effect          1,171,000
Total income tax expense                          $9,100,000

Components  of the net deferred tax assets at December  31,  1998 are as follows:

                                         Current     Noncurrent
Deferred tax assets:
Accruals, reserves and allowances        $580,000    $        -
Stock option expense                            -     2,629,000

Deferred tax liability:
Excess tax over book depreciation              -       (156,000)
Net deferred tax assets                  $580,000    $2,473,000


8. Stock Option Plans

Prior to 1997, the Company had stock option agreements with certain key employees. The Company also has a stock option plan (the "1997 Stock Option Plan") pursuant to which options may be granted for up to 300,000 shares of common stock. Options are granted at the discretion of the board of directors or its committee, and must be exercised no later than ten years from the date of the grant. In 1998, options for an aggregate of 148,055 shares were granted including 139,875 shares at an exercise price of $100 per share and 8,180 shares at an exercise price of $1. Options for the 139,875 shares vest and become exercisable on the third anniversary of the grant date, with vesting for certain defined amounts accelerated in the event of an IPO. Options for 25% of the 8,180 shares became vested and exercisable on April 30, 1998 with an additional 25% vesting at each December 31 from 1998 to 2000. Compensation expense under APB 25 of $546,891 was recorded in 1998 in connection with the $1 options.


A summary of the Company's stock option activity is as follows:
[CAPTION]

                                                 Common Stock           Preferred Stock
                                                            Weighted                Weighted
                                         Number of          Average     Number of   Average
                                         Shares             Exercise    Shares      Exercise
                                                            Price                   Price

Outstanding at December 31, 1997
all exercisable)                                2.79        $660.57      3,415.929  $1.40
Adjustment due to stock split (Note 6)     66,760.21          -                  -     -
Restated balance                              66,763          0.03       3,415.929   1.40
Granted in 1998 under 1997 Stock
 Option Plan                                 148,055         94.53               -     -
Outstanding at December 31, 1998 (70,853
 common and all preferred are                214,818         65.16       3,415.929   1.40
 exercisable)


The grant date fair value for 1998 option grants was $20.66 and $99.21 for the $100 and $1 options, respectively.

A summary of common stock options outstanding at December 31, 1998 is as follows:

                        Exercise        Number of Shares
                         Price      Outstanding  Exercisable    Expiration

Prior plan            $  .03        66,763          66,763        None
1997 plan               1.00         8,180           4,090        2008
1997 plan             100.00       139,875               -        2008
                                   214,818          70,853

Under FASB Statement No. 123 (FAS 123), certain pro forma information is required as if the Company had accounted for options under the alternative fair value method of FAS 123. The Company used a Minimum Valuation model to determine the per share fair value of the options at the grant date. The following assumptions were used in the valuation:

             Risk-free interest rate           4.6%
             Expected dividend yield           None
             Expected volatility               None
             Expected life of option           5 years

For purposes of pro forma disclosures, the estimated fair value of the options at the grant date is amortized to expense over the vesting period of the options. Pro forma option compensation expense for the period ended December 31, 1998 is not indicative of what annual pro forma expense may be in the future. Pro forma net income for 1998, assuming the alternative FAS 123 method were used, would be approximately $13,003,000.


9. Year 2000 Risk (Unaudited)

The Company has completed an assessment of its information systems and other operating systems and believes that they are substantially Year 2000 compliant. The Year 2000 problem is the result of certain computer programs being written using two digits rather than four digits to define the applicable year. Any of the Company's systems or equipment that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could potentially result in system or equipment failure or miscalculations.

While the Company believes that it is substantially Year 2000 compliant and, accordingly, the Year 2000 issue should not pose significant operational issues, nevertheless, if any necessary modifications or conversions are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company. Furthermore, the Company is unable to control whether its customers and suppliers will be Year 2000 compliant. To the extent that sales representatives would be unable to order product or suppliers would be unable to produce or ship product, it could adversely affect the Company's operations.

                       Books Are Fun, Ltd.

         Index to Unaudited Interim Financial Statements


Unaudited Interim Financial Statements of Books Are  Fun,
Ltd.

 Balance Sheet as of June 26, 1999                         2

 Statements of Operations for the Six-Months ended
   June 26, 1999 and June 27, 1998                         4

 Statements of Cash Flows for the Six-Months ended
   June 26, 1999 and June 27, 1998                         5

 Notes to Financial Statements                             6



                       Books Are Fun, Ltd.

                          Balance Sheet

                    June 26, 1999 (unaudited)


Assets

Current assets:
Cash and cash equivalents                                  $1,909,781
Accounts receivable, less allowance for doubtful            3,578,598
accounts of $874,114
Inventories                                                32,203,411
Deferred income taxes (Note 5)                                511,000
Prepaid expenses and other current assets                   2,014,531
Total current assets                                       40,217,321

Property and equipment, at cost:
Land                                                         206,734
Building and improvements                                  1,808,080
Furniture, fixtures and equipment                          3,300,934
Construction in progress (Note 3)                          8,321,219
                                                          13,636,967
Less accumulated depreciation                             (1,819,452)
                                                          11,817,515

Deferred financing costs, less accumulated amortization    1,112,611
of $193,024

Deferred income taxes (Note 5)                             2,554,000

Other assets                                                  10,321

Total assets                                             $55,711,768

Liabilities and stockholders' equity (deficit)

Current liabilities:
Accounts payable                                       $  13,175,472
Accrued expenses                                           6,040,989
Income taxes payable                                       2,072,568
Current portion of long-term debt (Note 2)                10,900,000
Total current liabilities                                 32,189,029

Long-term debt, less current portion (Note 2)             80,125,000

Commitments (Note 3)

Redeemable common and preferred stock purchase warrants    3,743,600
(Note 4)

Stockholders' equity (deficit) (Note 4):
Participating preferred stock, stated at fair value at
issuance date, $.01 par value; 100,000 shares             60,081,632
authorized 54,294.874 shares issued and outstanding

Common stock, $.01 par value; 3,000,000 shares
authorized, 906,740 shares issued and outstanding              9,067

Non-voting common stock, $.01 par value; 250,000 shares
authorized, 154,444 shares issued and outstanding              1,544

Additional paid-in capital                                 5,898,516

Accumulated other comprehensive loss - foreign currency (173,494) translation adjustment
Retained earnings (deficit)                             (126,163,126)
Total stockholders' equity (deficit)                     (60,345,861)
Total liabilities and stockholders' equity (deficit)   $  55,711,768

See accompanying notes.


                       Books Are Fun, Ltd.

                    Statements of Operations

              For the Six-Months ended (unaudited)




                                          June 26, 1999   June 27, 1998

Net sales                                   $86,216,684    $66,148,639
Cost of sales                                40,607,312     31,095,967
Gross profit                                 45,609,372     35,052,672

Selling, general and administrative          32,133,149     24,798,437
expenses
Stock option expense                             94,655        200,000
Operating income                             13,381,568     10,054,235

Interest expense                             (3,153,335)    (4,546,251)
Interest income                                  64,363         68,445
Income before income taxes and               10,292,596      5,576,429
extraordinary item

Income tax expense (Note 5)                   4,218,000      2,346,000
Net Income                                    6,074,596      3,230,429

Less:
Preferred stock dividends (Note 4)           (2,913,548)    (2,930,008)
Net income applicable to common
Stockholders                               $  3,161,048    $   300,421

See accompanying notes.



                       Books Are Fun, Ltd.

                    Statements of Cash Flows

              For the Six-Months ended (unaudited)



                                                 June 26,       June 27,
                                                  1999           1998

Operating activities
Net income                                       $6,074,596    $3,230,429
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization                       454,599       370,334
Deferred income taxes                               (12,000)      260,000
Noncash stock option expense                         94,655       200,000
Amortization of debt discount                             0        82,456
Changes in operating assets and liabilities:
Decrease in accounts receivable                   1,604,528     2,328,361
Decrease/(Increase) in inventories                4,727,375     (561,320)
Increase in prepaid expenses and other assets    (1,282,811)  (1,639,995)
Decrease in accounts payable                       (889,819)  (5,417,331)
Decrease in accrued expenses                     (4,721,098)  (2,326,041)
Net cash provided by operating activities         6,050,025   (3,473,107)

Investing activities
Purchases of property and equipment              (7,036,827)    (370,563)
Net cash used by investing activities            (7,036,827)    (370,563)

Financing activities
Proceeds from issuance of long-term debt          9,000,000    9,000,000
Payments of long-term debt                      (10,875,000)  (9,051,963)
Net cash used by financing activities            (1,875,000)     (51,963)

Effect of exchange rate changes on cash             320,152     (137,897)
Net decrease in cash and cash equivalents        (2,541,650)  (4,033,530)

Cash and cash equivalents at beginning of year    4,451,431    6,582,536
Cash and cash equivalents at end of year         $1,909,781   $2,549,006

Supplemental disclosures
Interest paid                                   $1,986,359    $4,477,327
Income taxes paid                                7,645,076     2,297,883


See accompanying notes.



                       Books Are Fun, Ltd.

                  Notes to Financial Statements

  Six Months ended June 26, 1999 and June 27, 1998 (unaudited)


1. Summary of Significant Accounting Policies

Organization

Books Are Fun, Ltd. (the "Company") is a display marketer of non-fiction and children's books. The Company sells through independent sales representatives throughout the United States and Canada. The Company purchases from numerous publishers worldwide, none of whom are material suppliers to the Company.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 26, 1999 are not necessarily indicative of the results that may be expected for the full 1999 fiscal year. For further information, refer to the Company's financial statements and footnotes thereto for the year ended December 31, 1998.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Concentrations of credit risk with respect to trade receivables are limited due to the number of accounts and their geographic dispersion. The Company performs initial and periodic credit evaluations and generally does not require collateral.

Inventories

Inventories are stated at the lower of weighted average cost or market.

Property and Equipment

Depreciation is provided by the straight-line method over the estimated useful lives of depreciable assets.


                       Books Are Fun, Ltd.

            Notes to Financial Statements (continued)




1. Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

Deferred financing costs are amortized over the term of the related loans ranging from 6 to 8 years.

Income Taxes

The Company follows the liability method of accounting for income taxes, under which deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax bases of assets and liabilities using enacted marginal tax rates. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period.

Foreign Currency Translation

The Company has operations in Canada and the United Kingdom, and as a result has foreign branch financial statements denominated in Canadian dollars and British pounds. Foreign currency denominated assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. Gains and losses from foreign currency transactions, which have been immaterial, are included in net income for the year. The effects of exchange rate fluctuations on translating foreign currency denominated financial statements into U. S. dollars are accumulated as part of the foreign currency translation adjustment in stockholders' equity.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $260,955 and $112,895 for the six months ending June 26, 1999 and June 27, 1998.


2. Long-Term Debt

Long-term debt at June 26, 1999 consists of the following:

Senior Term Loan A, payable in increasing quarterly
installments through May 2003; interest at defined           $68,200,000
rate options.
Senior Term Loan B, payable in increasing quarterly
installments through May 2004; interest at defined            22,825,000
rate options.
                                                              91,025,000
Less amounts due within one year                             (10,900,000)
Long-term debt, less current portion                         $80,125,000


3. Commitments

The Company leases office space and equipment under operating lease agreements with expiration dates through August 2003. Rental expense for all operating leases was approximately $147,464 and $152,558 for the six months ending June 26, 1999 and June 27, 1998. Generally, management expects that leases will be renewed or replaced by other leases in the normal course of operations.

The Company anticipates capital expenditures of approximately $10,000,000 in connection with the construction of a new corporate headquarters facility, of which approximately $8,321,219 had been incurred as of June 26, 1999 and was included in construction in progress.


4. Stockholders' Equity

The Company's participating preferred stock has no voting rights and provides for cumulative dividends at an annual rate of 10%, and participates in 20% of any other dividends. No dividends have been declared or paid. Unpaid preferred dividends for the six months ending June 26, 1999 and June 27, 1998 were approximately $2,913,548 and $2,930,008 respectively. Upon liquidation, holders of preferred stock are paid the liquidation value, as defined, of all outstanding shares plus accrued and unpaid dividends thereon, plus an amount equal to 20% of all remaining assets available to the Company's common shareholders.

The Company's voting common stock has full voting rights. The Company has also authorized 250,000 shares of non-voting common stock. Holders of non-voting common stock are entitled to convert their shares to common stock, upon the occurrence of certain specified events.


5. Income Taxes

Components  of income tax expense for the six months ending  June
26, 1999 and June 27, 1998 are as follows:

Current expense                                 $4,207,000   $2,088,000
Deferred expense                                    11,000      258,000
Total income tax expense                        $4,218,000   $2,346,000

Components of net deferred tax assets as of June 26, 1999:

Deferred tax assets:
Current accruals, reserves, allowances         $  511,000
Non-current accruals, reserves, allowances      2,717,000
Deferred tax liabilities:
Excess of tax over book depreciation (non         163,000
current)
Net deferred tax assets                        $3,065,000


6.  Comprehensive Income (Loss)

Comprehensive Income (Loss) was $320,157 and $(137,897) for the six-months ending June 26, 1999 and June 27, 1998, respectively.




                       Books Are Fun, Ltd.

         Index to Unaudited Interim Financial Statements


Unaudited Interim Financial Statements of Books Are Fun, Ltd.

 Balance Sheet as of October 1, 1999                       2

 Statements of Operations for the Nine-Months ended
   October 1, 1999 and September 26, 1998                  4

 Statements of Cash Flows for the Nine-Months ended
   October 1, 1999 and September 26, 1998                  5

 Notes to Financial Statements                             6


                       Books Are Fun, Ltd.

                          Balance Sheet

                   October 1, 1999 (unaudited)


Current assets:
Cash and cash equivalents                           $ 21,600,099
Accounts receivable, less allowance for
doubtful accounts of $1,042,864                        5,103,398
Inventories                                           65,107,838
Deferred income taxes (Note 5)                           328,000
Prepaid expenses and other current assets              1,382,175

Total current assets                                  93,521,510

Property and equipment, at cost:
Land                                                     206,734
Building and improvements                              1,809,833
Furniture, fixtures and equipment                      3,462,334
Construction in progress (Note 3)                     10,858,415
                                                      16,337,316
Less accumulated depreciation                         (1,988,983)
                                                      14,348,333

Deferred financing costs, less accumulated
amortization of $265,585                              1,040,050

Deferred income taxes (Note 5)                        2,462,000

Other assets                                             80,446

Total assets                                       $111,452,339

Liabilities and stockholders' equity (deficit)

Current liabilities:
Accounts payable                                   $ 27,344,682
Accrued expenses                                      6,754,620
Income taxes payable                                  2,403,228
Current portion of long-term debt (Note 2)           10,900,000
 Revolving line of credit                            45,000,000

Total current liabilities                            92,402,530

Long-term debt, less current portion (Note 2)        74,675,000

Commitments (Note 3)

Redeemable common and preferred stock purchase
warrants (Note 4)                                    3,743,600

Stockholders' equity (deficit) (Note 4):
Participating preferred stock, stated at fair value
at issuance date, $.01 par value; 100,000 shares
authorized, 54,294,874 shares issued and             60,081,632
outstanding
Common stock, $.01 par value; 3,000,000 shares
authorized, 906,740 shares issued and outstanding         9,067
Non-voting common stock, $.01 par value; 250,000
shares authorized, 154,444 shares issued and              1,544
outstanding
Additional paid-in capital                            5,945,170
Accumulated other comprehensive loss - foreign
currency translation adjustment                        (257,366)
Retained earnings (deficit)                        (125,148,838)

Total stockholders' equity (deficit)                (59,368,791)

Total liabilities and stockholders'
  equity (deficit)                                $ 111,452,339


See accompanying notes.


                       Books Are Fun, Ltd.

                    Statements of Operations

              For the Nine-Months ended (unaudited)



                                        October 1,   September 26,
                                           1999           1998

Net sales                             $117,618,673   $ 86,377,542
Cost of sales                           54,572,524     39,266,695

 Gross profit                          63,046,149      47,110,847

Selling, general and
  administrative expenses              46,134,728      34,424,097
Stock option expense                      141,982         200,000

 Operating income                      16,769,439      12,486,750

Interest expense                       (4,942,737)     (6,936,597)
Interest income                            88,182          82,862

Income before income taxes and         11,914,884       5,633,015
extraordinary item

Income tax expense (Note 5)             4,826,000       3,149,000

Net Income                             $7,088,884      $2,484,015


See accompanying notes.


                       Books Are Fun, Ltd.

                    Statements of Cash Flows

              For the Nine-Months ended (unaudited)


                                                 October 1,     September 26,
                                                     1999            1998

Operating activities:
 Net income                                      $  7,088,884   $  2,484,015
 Adjustments to reconcile net income to net
cash provided by
operating activities:
Depreciation and amortization                         699,221        564,650
Deferred income taxes                                 263,000       (130,000)
Noncash stock option expense                          141,984        200,000
Amortization of debt discount                             ---        123,684
Changes in operating assets and liabilities:
Accounts receivable                                    98,793      1,054,034
Inventories                                       (28,177,052)   (40,370,421)
Other assets                                         (892,478)      (583,677)
Accounts payable                                   13,279,391     18,773,027
Accrued expenses                                   (3,695,872)        (4,839)

Net cash used by operating activities             (11,194,129)   (17,889,527)

Investing activities:
 Purchases of property and equipment               (9,568,484)      (676,085)

Net cash used by investing activities              (9,568,484)      (676,085)

Financing activities:
 Proceeds from issuance of long-term debt          54,000,000     25,000,000
 Payments of long-term debt                       (16,325,000)    (9,355,451)

Net cash provided by financing activities          37,675,000     15,644,549

Effect of exchange rate changes on cash               236,281       (279,749)

Net decrease in cash and cash equivalents         (17,148,668)    (3,200,812)

Cash and cash equivalents at beginning of year      4,451,431      6,582,536

Cash and cash equivalents at end of year        $  21,600,099   $  3,381,724


See accompanying notes.


                       Books Are Fun, Ltd.

                  Notes to Financial Statements

    Nine-Months ended October 1, 1999 and September 26, 1998
                           (unaudited)



1. Summary of Significant Accounting Policies

Organization

Books Are Fun, Ltd. (the "Company") is a display marketer of non-fiction and children's books. The Company sells through independent sales representatives throughout the United States and Canada. The Company purchases from numerous publishers worldwide, none of whom are material suppliers to the Company.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation have been included. Operating results for the nine month period ended October 1, 1999 are not necessarily indicative of the results that may be expected for the full 1999 fiscal year. For further information, refer to the Company's financial statements and footnotes thereto for the year ended December 31, 1998.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Concentrations of credit risk with respect to trade receivables are limited due to the number of accounts and their geographic dispersion. The Company performs initial and periodic credit evaluations and generally does not require collateral.

Inventories

Inventories are stated at the lower of weighted average cost or market.

Property and Equipment

Depreciation is provided by the straight-line method over the estimated useful lives of depreciable assets.

Deferred Financing Costs

Deferred financing costs are amortized over the term of the related loans ranging from 6 to 8 years.


1. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company follows the liability method of accounting for income taxes, under which deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax bases of assets and liabilities using enacted marginal tax rates. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period.

Foreign Currency Translation

The Company has operations in Canada and the United Kingdom, and as a result has foreign branch financial statements denominated in Canadian dollars and British pounds. Foreign currency denominated assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. Gains and losses from foreign currency transactions, which have been immaterial, are included in net income for the year. The effects of exchange rate fluctuations on translating foreign currency denominated financial statements into U. S. dollars are accumulated as part of the foreign currency translation adjustment in stockholders' equity.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $414,601 and $194,436 for the nine-months ending October 1, 1999 and September 26, 1998.


2. Long-Term Debt

Long-term debt at October 1, 1999 consists of the following:

Senior Term Loan A, payable in increasing
quarterly installments through May 2003;
interest at defined rate options.                 $62,800,000

Senior Term Loan B, payable in increasing          22,775,000
quarterly installments through May 2004;
interest at defined rate options.

Revolving Loan, due May 2003: interest at a        45,000,000
defined rate.
                                                  130,575,000

Less amounts due within one year                  (55,900,000)

Long-term debt, less current portion             $ 74,675,000


3. Commitments

The Company leases office space and equipment under operating lease agreements with expiration dates through August 2003. Rental expense for all operating leases was approximately $83,793 and $79,751 for the nine-months ending October 1, 1999 and September 26, 1998, respectively. Generally, management expects that leases will be renewed or replaced by other leases in the normal course of operations.

The Company anticipates capital expenditures of approximately $11,000,000 in connection with the construction of a new corporate headquarters facility, of which approximately $10,858,415 had been incurred as of October 1, 1999 and was included in construction in progress.


4. Stockholders' Equity

The Company's participating preferred stock has no voting rights and provides for cumulative dividends at an annual rate of 10%, and participates in 20% of any other dividends. No dividends have been declared or paid. Unpaid preferred dividends for the nine-months ending October 1, 1999 and September 26, 1998 were approximately $4,493,777 and $4,411,473, respectively. Upon liquidation, holders of preferred stock are paid the liquidation value, as defined, of all outstanding shares plus accrued and unpaid dividends thereon, plus an amount equal to 20% of all remaining assets available to the Company's common shareholders.

The Company's voting common stock has full voting rights. The Company has also authorized 250,000 shares of non-voting common stock. Holders of non-voting common stock are entitled to convert their shares to common stock, upon the occurrence of certain specified events.


5. Income Taxes

Components  of  income  tax expense for  the  nine-months  ending
October 1, 1999 and September 26, 1998 are as follows:

Current expense                        $5,090,000  $2,459,000
Deferred (benefit) expense               (264,000)    690,000

Total income tax expense               $4,826,000  $3,149,000


5. Income Taxes (continued)

Components of net deferred tax assets as of October 1, 1999 are as follows:

Deferred tax assets:
Current accruals, reserves, allowances           $  328,000
Non-current accruals, reserves, allowances        2,622,000

Deferred tax liabilities:
Excess of tax over book depreciation                160,000
(noncurrent)

Net deferred tax assets                          $2,790,000


6.  Comprehensive Income (Loss)

Comprehensive income (loss) was $236,285 and $(279,750) for the nine-months ending October 1, 1999 and September 26, 1998, respectively.





              The Reader's Digest Association, Inc.

   Index to Unaudited Pro Forma Condensed Financial Statements


Unaudited  Pro  Forma  Condensed  Financial  Statements  of The
Reader's Digest Association, Inc. and Books Are Fun, Ltd.

 Pro Forma Condensed Statement of Income for the
 Twelve-Months ended June 30, 1999                           2

 Notes to Unaudited Pro Forma Condensed Financial
 Information                                                 3



              The Reader's Digest Association, Inc.

        Unaudited Pro Forma Condensed Statement of Income

            For the Twelve-Months Ended June 30, 1999
               (in millions except per share data)

[CAPTION]

                                      Historical Information
                                   Reader's       Books Are
                                   Digest         Fun                            Reader's Digest
                                   June 30,       June 26,    Pro Forma          Pro Forma
                                   1999           1999        Adjustments        Condensed

 Revenues                          $2,532.2        198.1         (1.9)      (A)   $2,728.4

 Product expenses                     963.5         89.8         (1.9)      (A)    1,051.4
 Promotion, marketing and
 administrative expenses            1,439.6         71.4         16.6       (B)    1,527.6

 Operating profit                     129.1         36.9        (16.6)               149.4

 Other expense (income), net         (82.6)         7.6          14.1       (C)      (60.9)

 Income before provision for
 income taxes                         211.7        29.3         (30.7)               210.3

 Provision for income taxes            85.1        11.7          (5.3)      (D)       91.5

 Income from continuing operations    126.6        17.6         (25.4)               118.8


 Basic earnings per share
  Weighted-average common shares      107.3                                          107.3
  Pro forma basic earnings per share $ 1.16                                        $  1.10

Diluted earnings per share
 Adjusted weighted-average common
  shares                              108.0                                           108.0
 Pro forma diluted earnings          $ 1.15                                        $   1.09
  per share


See accompanying Notes to Unaudited Pro Forma Condensed Financial
Information.


              The Reader's Digest Association, Inc.

  Notes to Unaudited Pro Forma Condensed Financial Information

            For the Twelve-Months Ended June 30, 1999
               (in millions except per share data)


     Financial information for The Reader's Digest Association, Inc. (Reader's Digest) is for the twelve-months ended June 30, 1999 and was derived from Reader's Digest's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 16, 1999. Unaudited financial information for Books Are Fun, Ltd. (Books Are Fun) is for the twelve-months ended June 26, 1999. Such information was obtained by combining the entity's financial data from the unaudited interim period as of June 26, 1999 with audited fiscal year financial data as of December 31, 1998 and subtracting financial data from the unaudited interim period as of June 27, 1998.

Pro Forma Condensed Statement of Income Notes:

The adjustments to the unaudited pro forma condensed statement of income for the twelve-months ended June 30, 1999 have been calculated assuming that the acquisition took place on July 1, 1998, and are as follows:

(A) To eliminate the related revenues and product expenses of sales of Reader's Digest to Books Are Fun.

(B)  To reflect:
     The increase in amortization expense for the excess purchase price over the net assets acquired on a straight-line basis over 20 years.
     The elimination of expenses of Books Are Fun that are not expected to have a continuing impact on the combined results.

(C)  To reflect:
     The increase in interest expense of Reader's Digest from borrowings used to finance the acquisition, reduced by interest expense from debt of Books Are Fun not assumed, and lower interest rates applied to working capital borrowing requirements of Books Are Fun.
     Interest income of the combined entities assuming reduced cash on hand for Reader's Digest subsequent to the acquisition.

(D) To reflect the income tax effect of the pro forma adjustments. Reader's Digest does not expect the excess purchase price to be deductible for tax purposes.


              The Reader's Digest Association, Inc.

   Index to Unaudited Pro Forma Condensed Financial Statements


Unaudited  Pro  Forma  Condensed  Financial  Statements  of The
Reader's Digest Association, Inc. and Books Are Fun, Ltd.

 Pro Forma Condensed Balance Sheet as of September 30, 1999             2

 Pro Forma Condensed Statement of Income for the Three-Months
   ended September 30, 1999                                             3

 Notes to Unaudited Pro Forma Condensed Financial Information           4



              The Reader's Digest Association, Inc.

           Unaudited Pro Forma Condensed Balance Sheet
                       September 30, 1999
                          (in millions)

[CAPTION]

                                                                                Reader's
                                                                                Digest
                              Reader's       Books Are     Pro                  Pro
                              Digest         Fun           Forma                Forma
                              Sept 30, 1999  Oct 1, 1999   Adjustments          Condensed
Assets
Current assets
Cash and cash equivalents     $430.6          $21.6          (296.9)      (A)     $  155.3
Receivables, net               364.6            5.1            (0.6)      (B)(D)     369.1        369.1
Inventories, net               101.0           65.1              -                   166.1
Prepaid expenses & other
current assets                 336.9            1.7              -                   338.6
Total current assets         1,233.1           93.5          (297.5)               1,029.1

Marketable securities          215.3              -              -                   215.3
Property, plant and
equipment, net                 142.6           14.3              -                   156.9
Intangibles, net                64.9              -           345.9       (C)        410.8
Other noncurrent assets        318.1            3.6            (3.7)      (D)        318.0

Total assets                $1,974.0         $111.4           $44.7               $2,130.1

Liabilities and stockholders'equity
Current Liabilities
Notes payable current       $      -        $  10.9          $(10.9)      (D)     $    -
Accounts payable               126.7           27.3            (0.6)      (B)         153.4
Accrued expenses               390.3            9.2             0.2       (A)(D)      399.7
Unearned revenue               337.6              -               -                   337.6
Other current liabilities      115.4           45.0            75.0       (A)(D)      235.4
Total current liabilities      970.0           92.4            63.7                 1,126.1

Notes payable noncurrent           -           74.7           (74.7)      (D)          -
Other noncurrent liabilities   456.5              -               -                   456.5

Total liabilities            1,426.5          167.1           (11.0)                 1,582.6

Redeemable warrants                -            3.7            (3.7)      (E)           -

Stockholders' equity
Capital stock                   26.2           60.1           (60.1)      (E)           26.2
Paid-in capital                221.5            5.9            (5.9)      (E)          221.5
Retained earnings (deficit)    978.3         (125.1)          125.1       (E)          978.3
Accumulated other
comprehensive income (loss)     83.0           (0.3)            0.3       (E)           83.0
Treasury stock, at cost       (761.5)             -               -                   (761.5)
Total stockholders' equity     547.5          (59.4)           59.4                    547.5

Total liabilities &
stockholders' equity         $1,974.0        $111.4           $44.7                 $2,130.1


See accompanying Notes to Unaudited Pro Forma Condensed Financial
Information.


              The Reader's Digest Association, Inc.

        Unaudited Pro Forma Condensed Statement of Income

          For the Three-Months Ended September 30, 1999
               (in millions except per share data)

[CAPTION]

                                   Historical Information                      Reader's
                                                                               Digest
                                Reader's           Books Are     Pro           Pro
                                Digest             Fun           Forma         Forma
                                Sept 30, 1999      Oct 1, 1999   Adjustments   Condensed

Revenues                        $  519.2           $   31.4      $ (0.5)     (F)   $  550.1

Product expenses                   182.6               14.0        (0.1)     (F)      196.5
Promotion, marketing and
 administrative expenses           297.8               14.0         4.2      (G)      316.0

Operating profit                    38.8                3.4        (4.6)               37.6

Other expense (income), net         (7.0)               1.8         3.3      (H)       (1.9)

Income before provision for income
 taxes                              45.8                1.6        (7.9)               39.5

Provision for income taxes          17.2                0.6        (1.3)               16.5

Income from continuing
 operations                       $ 28.6              $ 1.0       $(6.6)             $ 23.0


Basic earnings per share
 Weighted-average common
 shares                            107.4                                              107.4
 Pro forma basic earnings
  per share                     $   0.26                                            $  0.21

Diluted earnings per share
 Adjusted weighted-average
 common shares                     108.5                                             108.5
 Pro forma diluted earnings
 per share                      $   0.26                                            $  0.21



See accompanying Notes to Unaudited Pro Forma Condensed Financial
Information.


              The Reader's Digest Association, Inc.

  Notes to Unaudited Pro Forma Condensed Financial Information

     As of and for the Three-Months Ended September 30, 1999
               (in millions except per share data)


     Financial information for The Reader's Digest Association, Inc. (Reader's Digest) is stated as of and for the three-months ended September 30, 1999 and was derived from Reader's Digest's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 1999. Unaudited financial information for Books Are Fun, Ltd. (Books Are Fun) is stated as of and for the three-months ended October 1, 1999. Such information was obtained by subtracting the entity's financial data from the unaudited interim period as of October 1, 1999 from the unaudited interim period as of June 26, 1999.

Pro Forma Condensed Balance Sheet Notes:

     The adjustments to the unaudited pro forma condensed balance sheet as of September 30, 1999 have been calculated assuming the acquisition took place on September 30, 1999, and are as follows:

(A) To reflect the settlement of the purchase price and expenses incurred in connection with the acquisition. The purchase price was settled partially in cash with the remaining portion financed through borrowings by Reader's Digest under its principal revolving credit facility. Expenses were accrued as of September 30, 1999.

(B)  To eliminate receivables and payables between Reader's
     Digest and Books Are Fun.

(C) To reflect the excess of the purchase price ($416.9) over the estimated fair value of net assets acquired ($71.0).

(D) To eliminate balances of Books Are Fun that are excluded from the net assets acquired in accordance with the Stock
     Purchase Agreement dated August 25, 1999, referred to in Exhibit
     2.1.

(E) To reflect the elimination of redeemable warrants and stockholders' equity accounts of Books Are Fun.


Pro Forma Condensed Statement of Income Notes:

     The adjustments to the unaudited pro forma condensed statement of income for the three-month ended September 30, 1999 have been calculated assuming that the acquisition took place on July 1, 1998, and are as follows:

(F) To eliminate the related revenues and product expenses of sales of Reader's Digest to Books Are Fun.

(G)  To reflect:

     The increase in amortization expense for the excess purchase price over the net assets acquired on a straight-line basis over 20 years.

     The elimination of expenses of Books Are Fun that are not expected to have a continuing impact on the combined results.

(H)  To reflect:

     The increase in interest expense of Reader's Digest from borrowings used to finance the acquisition, reduced by interest expense from debt of Books Are Fun not assumed, and lower interest rates applied to working capital borrowing requirements of Books Are Fun.

     Interest income of the combined entities assuming reduced cash on hand for Reader's Digest subsequent to the acquisition.

(I) To reflect the income tax effect of the pro forma adjustments. Reader's Digest does not expect the excess purchase price to be deductible for tax purposes.